Exhibit 99.1

BINDING LETTER OF INTENT (“LOI”)

August 23, 2017

This Binding Letter of Intent (“LOI”) sets forth the terms and conditions agreed upon by Next Group Holdings, Inc, a Florida limited liability company ("NGH"), or its assignee, with principal registered address: 1111 Brickell Ave., Suite # 2200, Miami, FL 33131, and FISK HOLDINGS LLC (“FISK”), a New York corporation, with principal registered address: 1091 Yonkers Ave., Yonkers, NY 10704:

1.	NGH and FISK shall establish and incorporate jointly a new Florida limited liability company called SDI NEXT Distribution (“SDI NEXT”), with biding venue for legal recourse in the Miami-Dade County, Florida.
2.	The sole SDI NEXT stakeholders shall be as follows:

a.	NGH: 51%, and
b.	FISK: 49%.

3.	Consideration by each respective party shall be met as follows:

a.	NGH shall commit to fund $ 500,000.00 to SDI NEXT upon NGH completing the capital raise, and
b.	FISK shall provide SDI NEXT with the entire SDI /FISK distribution, which includes but is not limited to: names, addresses, phone numbers, and email addresses of each of the principal stores’ contacts at SDI’s 30,000 plus previous and current sales channels (i.e., store locations, convenience stores, bodegas, store fronts, etc.).

4.	Upon the establishment of SDI NEXT and the meeting of consideration in full (as described above), NGH shall merge the distribution of third-party gift cards, mobile top up, financial services, content and all other aspects of NGH, CUENTAS, and MIO products.

5.	In return for the consideration described in Section 3 above, for 12 months of the time of providing full consideration, NGH shall have the option to purchase from FISK up to 51% of SDI Black 011 LLC (100% owned by FISK), which includes their Portal, free of debts, pledges, liens, encumbrances and any and all other obligations, for $ 3,000,000.00 in consideration. FISK shall be responsible for any liabilities of SDI Black 011 LLC arising prior to NGH’s stakeholder acquisition of up to 51% of SDI Black 011 LLC. Further, FISK shall be responsible for compliance with all applicable federal, state and local laws, rules and regulations prior to and until the date of NGH’s acquisition of interest in SDI Black 011 LLC. FISK shall indemnify NGH from any and all liabilities and costs incurred in connection with SDI Black 011 LLC, and any of its entities, prior to and until the date of NGH’s acquisition of interest in SDI Black 011 LLC.
6.	The option described in Section 5 above is conditioned upon SDI Black 011 LLC’s annual revenue exceeding $30,000,000.00 and maintaining a minimum EBITA of $800,000.00.
7.	In the event that NGH chooses to exercise its option described in Section 5 above, SDI Black 011 LLC shall provide NGH with audited financial statements (PCAOB) with for the previous two (2) years.

Party 1:

Next Group Holdings, Inc. (“NGH”)

By: _____________________________

Arik Maimon - Chief Executive Officer

Party 2:

FISK HOLDINGS LLC (“FISK”)

By:       _____________________________

Sohel Kapadia – Chief Executive Officer